Exhibit 29



                             M & F WORLDWIDE CORP.

                                                     June 6, 2005


Mafco Consolidated Group Inc.
35 East 62nd Street
New York, NY 10021

Ladies and Gentlemen:

         Reference is made to the Registration Rights Agreement, dated as of June 15, 1995, between M & F Worldwide Corp. (formerly known as Power Control Technologies Inc.) ("M & F Worldwide") and Mafco Consolidated Group Inc. ("MCG") (as amended by the letter agreements dated June 26, 1995, February 5, 1996, July 30, 1997, April 28, 1998 and November 3, 1998 between M & F Worldwide and MCG, the "Registration Rights Agreement"). The Registration Rights Agreement is hereby further amended to clarify the intentions of the parties with respect to their rights thereunder. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Registration Rights Agreement

1. Any and all shares of M & F Worldwide common stock owned by MCG or its affiliates shall constitute Registrable Shares.

2. To the extent that any Registrable Shares shall be bona fide pledged to one or more Pledgees, the rights granted to Mafco Consolidated with respect to the Registrable Shares may be assigned to such Pledgees. Upon such an assignment, the obligations of M & F Worldwide under the Registration Rights Agreement shall inure to the benefit of any such Pledgee; provided, however, that Pledgee shall not be permitted to effect either a Demand Registration or a Piggy-back Registration unless and until an Event of Default (as defined in the applicable pledge agreement between MCG and the Pledgee) shall have occurred and be continuing.

3. This letter may be executed in any number of counterparts, which may be by facsimile, all of which counterparts taken together shall constitute one and the same instrument. As modified hereby, the Registration Rights Agreement and its terms and provisions are hereby ratified and confirmed for all purposes and in all respects.

                            [Execution Page Follows]


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         Please acknowledge your agreement with the foregoing by signing in the space below on a copy of this letter.

                                         Sincerely,


                                         M & F WORLDWIDE CORP.

                                         By:   /s/  Barry F. Schwartz
                                             -----------------------------------
                                             Name:  Barry F. Schwartz
                                             Title: Executive Vice President
                                                    and General Counsel



Acknowledged and Agreed:

MAFCO CONSOLIDATED GROUP INC.

By: /s/ Todd J. Slotkin
   --------------------------------
   Name:   Todd J. Slotkin
   Title:  Executive Vice President
           and Chief Financial
           Officer